Exhibit 99.1

PRESS RELEASE Contact:	Michael Senken

Phone:	(770) 651-9100

MARIETTA, Ga., July 15, 2013 /PRNewswire/ -- MiMedx Group, Inc.  (MDXG), an integrated developer, manufacturer and marketer of patent protected regenerative biomaterials and bioimplants processed from human amniotic membrane, announced today that the Company will slightly exceed the $13.5 million high end of its previously communicated revenue range for second quarter of 2013.

The Company's second quarter of 2013 revenue represents an increase of greater than 175% over second quarter of 2012 revenue, and for the six months ended June 30, 2013, MiMedx revenue increased by more than 190% over its revenue for the first six months of 2012.  The Company reported that the second quarter of 2013 marks the 7th consecutive quarter in which MiMedx has met or exceeded its revenue guidance.

The Company also increased its guidance for the lower end of its full year 2013 revenue range. MiMedx reported that it now expects the Company's 2013 full year revenue to be in the range of $54 million to $60 million. Where revenue falls within this range is dependent on the reimbursement approval of the three remaining Medicare Contractors.

About the Company

MiMedx® is an integrated developer, manufacturer and marketer of patent protected regenerative biomaterial products and bioimplants processed from human amniotic membrane. "Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies include the device technologies HydroFix® and CollaFix™, and our tissue technologies, AmnioFix® and EpiFix®. Our tissue technologies are processed from human amniotic membrane that is derived from the donated placentas. Through our donor program, mothers delivering full-term Caesarean section births can elect in advance of delivery to donate the placenta in lieu of having it discarded as medical waste. We process the human amniotic membrane utilizing our proprietary PURION® process, to produce a safe, effective and minimally manipulated implant for homologous use. MiMedx® is the leading supplier of amniotic tissue, having supplied over 160,000 allografts to date to distributors and OEMs for application in the Wound Care, Surgical, Sports Medicine, Ophthalmic and Dental sectors of healthcare.

Safe Harbor Statement

This press release includes statements that look forward in time or that express management's beliefs, expectations or hopes.  Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, the revenue goals for 2013. These statements are based on current information and belief, and are not guarantees of future performance.  Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements are that 2013 revenue will be below expectations, that the approval of the three remaining Medicare Contractors will  be delayed or the level of reimbursement will be less than anticipated, and the risk factors detailed from time to time in the Company's periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2012. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company's disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.